Exhibit 99.1
Chart Industries Reports Fourth Quarter and Full Year 2024 Financial Results

ATLANTA, Feb. 28, 2025 (GLOBE NEWSWIRE) -- Chart Industries, Inc. (NYSE: GTLS) today reported results for the fourth quarter and full year ended December 31, 2024. Results shown are from continuing operations. When referring to any comparative period, all metrics are pro forma for continuing operations of the combined business of Chart and Howden (pro forma excludes the following businesses that were divested in 2023: Roots™, American Fan, Cofimco and Cryo Diffusion). The Howden acquisition closed on March 17, 2023.
Fourth quarter 2024 highlights compared to fourth quarter 2023, pro forma:

•Orders of $1.55 billion, increased 29.4% and included phase one Woodside Louisiana LNG order
•Sales of $1.11 billion, increased 10.8% excluding foreign exchange (“FX”)
•Reported operating income of $188.3 million (17.0% of sales) or $243.4 million when adjusted for unusual items primarily related to integration and restructuring, resulted in 22.0% adjusted operating income margin, an increase of 90 bps
•EBITDA of $260.7 million (23.6% of sales) was $283.6 million (25.6% of sales) when adjusting for the items described above, an increase of 190 bps
•Reported net cash from operating activities of $281.5 million less capital expenditures of $20.5 million resulted in $261.0 million of free cash flow (“FCF”)

Full year 2024 highlights compared to full year 2023, pro forma:

•Orders of $5.01 billion, increased 13.2%
•Sales of $4.16 billion, increased 17.5% excluding FX
•Reported operating income of $647.5 million (15.6% of sales) or $876.3 million when adjusted for unusual items primarily related to integration and headcount restructuring, resulted in 21.1% adjusted operating income margin, an increase of 400 bps
•EBITDA of $914.0 million (22.0% of sales) was $1,013.8 million (24.4% of sales) when adjusted for the above-mentioned items, an increase of 330 bps
•Reported net cash from operating activities of $508.7 million less capital expenditures of $120.8 million resulted in $387.9 million of FCF

“Increasing demand for energy globally and a renewed focus on U.S. LNG contributed to record orders in the fourth quarter 2024 of $1.55 billion, setting up 2025 with strong backlog to achieve our reiterated full year 2025 outlook,” stated Jill Evanko, Chart Industries’ CEO and President. “Our anticipated continuing broad-based demand and strong aftermarket growth combined with Chart Business Excellence improvements are expected to drive additional margin expansion in 2025 building on our strong 2024 operational margin improvement. We are pleased to have achieved 2.80 net leverage ratio as of December 31, 2024 and look ahead in anticipation of achieving our target net leverage ratio of below 2.5 in 2025.”

Summary of fourth quarter and full year 2024.

Fourth quarter 2024 orders of $1.55 billion included the phase one of Woodside Louisiana LNG, which is utilizing our IPSMR® process technology and associated equipment resulted in backlog of $4.85 billion. Book-to-bill of 1.40 was driven by broad based demand inclusive of hydrogen, mining, space, carbon capture, data center, and traditional energy in addition to the previously mentioned LNG award. In the fourth quarter 2024, we booked $509.3 million of orders in Specialty Products, with strength in carbon capture, including a carbon capture and helium storage system for Pulsar Helium, space exploration including orders for jumbo cryogenic storage tanks, and EGRs for an Asian shipbuilder. In Heat Transfer Systems (“HTS”), strong orders of $536.1 million included the Woodside Louisiana LNG phase one award as well as a data center order for air-cooled heat exchangers, building on the growing demand for energy and electricity. Finally, Repair, Service and Leasing (“RSL”) orders of $369.2 million grew 14.2% compared to the fourth quarter 2023, reflecting our continued penetration of our installed base and service, repair and installation offerings globally.

Sales of $1.11 billion in the fourth quarter 2024 grew 10.1% when compared to the fourth quarter 2023 pro forma, with a headwind from foreign exchange of 0.7%. Sales in the fourth quarter 2024 were negatively impacted by $17 million compared to the FX rates we were forecasting for the fourth quarter. Fourth quarter 2024 sales in HTS and Specialty Products were records, with Specialty Products sales in LNG vehicle tanks, hydrogen & helium, infrastructure, and space exploration all growing over 100% when compared to the fourth quarter 2023.

Fourth quarter 2024 gross margin of 33.6% supported our adjusted operating margin of 22.0% as we continue to leverage SG&A to drive operating performance.

Fourth quarter reported diluted earnings per share (“EPS”) was $1.60, and when adjusted for unusual items was $2.66. Our fourth quarter 2024 adjusted diluted earnings per share faced headwinds from foreign exchange, the delta in the tax rate compared to forecast, the change in share count due to market price movement, and interest expense which combined for an approximate $0.33 headwind to fourth quarter 2024 EPS. We anticipate that our actions related to various internal restructuring projects that occurred in the fourth quarter 2024 will result in incremental tax rate improvements in full year 2025.

Full year 2024 orders of $5.01 billion contributed to sales of $4.16 billion which increased organically by 17.5%, excluding a foreign exchange headwind of (0.6%).

Full year gross margin of 33.4% reflects Chart Business Excellence (“CBE”) actions, the positive impact from aftermarket and full solution project mix, and is progressing to our 2026 medium-

term target of mid-30% gross margin. The gross margin improvement is reflected in full year 2024 adjusted operating margin of 21.1%, a 400 bps increase compared to full year 2023. This also reflects the synergies achieved to date, allowing us to continue to leverage SG&A, which we expect to remain a tailwind in 2025.

Our expectation is to continue to grow our aftermarket business, contributing to our anticipated further improvement in operating margin. In 2024, assets under management increased by 43%, assets connected to Digital Uptime increased by 27%, and we increased our service agreements in the year by 122 agreements, or 31%.

Full year 2024 reported operating income of $647.5 million was $876.3 million when adjusted. This contributed to reported diluted EPS for the full year of $4.17 or $8.36 when adjusted.

Continuing to build partnerships that support our growth outlook.

With over $2.0 billion of customer commitments that have not yet been booked into backlog as well as approximately $24 billion in our commercial pipeline, we anticipate a strong 2025 demand year. We continue to build partnerships in our end markets, including recently with the following partners:

•We signed a global master goods and services agreement with ExxonMobil (NYSE: XOM) to set the terms, conditions and commercial framework for us to provide LNG equipment, technology and services for ExxonMobil’s global portfolio of projects.
•Bloom Energy (NYSE: BE), a global leader in fuel cell electricity generation recently announced our carbon capture partnership that will use natural gas and fuel cells to generate near zero-carbon, always-on power. Together, we intend to offer a solution to customers, like data centers and manufacturers, who are seeking power solutions that can be deployed rapidly without compromising reliability or emission goals. In conjunction with this partnership, Bloom Energy Company placed an order in fourth quarter 2024 for a CO2 capture plant at their facility.
•We are proud to partner with GCC on their Front-End Engineering Design (FEED) study phase utilizing our Cryogenic Carbon Capture™ Technology at the GCC Odessa cement plant. The captured carbon will be utilized in enhanced oil recovery operations in the Permian Basin.
•Chart has entered a partnership with Reliant Carbon Capture & Storage to implement post combustion CO2 capture facilities at multiple power stations using Chart’s Cryogenic Carbon Capture solutions.

LNG demand is strong.

Our LNG end market ended 2024 with strength, with the order for Woodside Louisiana LNG phase one booked in the fourth quarter. We are seeing an expanded commercial pipeline of global opportunities, and additional projects that are now looking to move ahead given the increasing demand for natural gas. India, Japan, and the Philippines have recently shared their intent to import U.S. LNG, supported by the current U.S. Administration’s support of growing American energy production.

We are pleased to support Cheniere Energy, Inc. (“Cheniere” (NYSE: LNG)) and Bechtel Energy, Inc. on the Corpus Christi Stage 3 Liquefaction Project (“CCL Stage 3”) with our IPSMR® process technology for LNG liquefaction and associated equipment. Cheniere’s first cargo out of CCL Stage 3 was meaningfully ahead of schedule. We are also supporting Cheniere over the coming years with our recently executed Master Services Agreement.

FCF of $261.0 million in the fourth quarter 2024 contributed to December 31, 2024 net leverage ratio of 2.80; we reiterate our net leverage ratio target of 2.0 to 2.5, which we anticipate achieving in 2025.

Our 2017 seven-year convertible notes and warrants settled in full in the fourth quarter of 2024 via paying the principal in cash and delivery of shares for the settlement of premium.

Fourth quarter and full year 2024 segment results (as compared to the fourth quarter and full year 2023, pro forma continuing operations unless noted otherwise).

Cryo Tank Solutions (“CTS”): Fourth quarter 2024 CTS orders of $138.5 million decreased 11.9% when compared to the fourth quarter 2023, primarily driven by softer EMEA industrial gas demand, and the fourth quarter 2023 having three customers that ordered larger projects related to vaporizers and fan bundles (in the Americas). Demand to start 2025 and the commercial pipeline for 2025 in CTS is picking up and expected to drive year-over-year increases in orders and sales. Fourth quarter 2024 sales of $150.2 million decreased 26.4% when compared to the fourth quarter 2023, which had approximately $17 million of specific project sales that did not repeat in the fourth quarter 2024. Reported gross profit margin of 24.4% increased 210 bps compared to the fourth quarter 2023.

Full year 2024 CTS orders of $582.9 million decreased 7.3% when compared to the full year 2023, primarily driven by specific larger orders in 2023 as well as in the second half of 2024 slower demand in industrial gas in China and Europe. Sales for the full year 2024 were $637.9 million, a decrease of 1.5%. Continued efforts in efficiency and operational improvements drive an improvement in gross margin of 140 bps in the year to 22.5%.

Heat Transfer Systems: Fourth quarter 2024 HTS orders, sales, gross profit, gross margin, operating income, operating income margin and EBITDA and EBITDA margin were all records for the segment for any quarter in our history. Fourth quarter 2024 HTS orders of $536.1 million increased 66.3% when compared to the fourth quarter 2023 driven by the Woodside Louisiana LNG phase one order and growth in the order book for all other HTS. Fourth quarter 2024 HTS sales of $288.8 million grew 14.2% compared to the fourth quarter 2023 and had associated gross profit margin of 31.8%.

Full year 2024 HTS orders of $1.47 billion increased 30.2%, and sales of $1.04 billion increased 15.2% when compared to the full year 2023. Gross margin of 28.9% was a 100 bps improvement compared to the prior year. All of these metrics reflect the CBE and throughput efforts of the team as well as the strong LNG foundation in our order book and backlog.

Specialty Products: Fourth quarter 2024 Specialty Products orders of $509.3 million increased 27.7% when compared to the fourth quarter 2023 driven by orders in carbon capture, energy recovery, infrastructure, and space exploration more than doubling compared to the fourth quarter 2023. Fourth quarter 2024 Specialty Products sales of $316.9 million increased 47.7% when compared to the fourth quarter 2023 driven by a combination of meaningful double-digit increases (30% or more) in sales in carbon capture, hydrogen & helium, LNG vehicle tanks, infrastructure, water treatment, space exploration, energy recovery and marine. Reported gross profit margin of 27.4% decreased 120 basis points when compared to the fourth quarter 2023 (gross margin increased 110 bps sequentially compared to the third quarter 2024), reflecting specific third-party expenses and inefficiencies in startup incurred at the Theodore, Alabama USA facility. We anticipate these specific costs to not repeat as we start 2025.

Full year 2024 Specialty Products orders of $1.56 billion increased 9.2% and sales of $1.11 billion increased 24.7% when compared to full year 2023. Gross margin of 27.0% for the full year 2024 declined 100 bps driven by startup inefficiencies and costs at our Teddy2 facility.

Repair, Service and Leasing: Fourth quarter 2024 RSL orders of $369.2 million increased 14.2% when compared to the fourth quarter 2023, driven by generally strong aftermarket trends as well as a $25 million retrofit order for a utility. Fourth quarter 2024 sales of $350.7 million increased 4.1%. Reported RSL gross profit margin of 44.8% was in-line with our typical gross profit margin in RSL.

Full year RSL orders, sales, gross profit, gross margin, operating income, operating income margin and EBITDA and EBITDA margin were all records for the segment for the full year 2024. Full year 2024 RSL orders of $1.39 billion grew 10.5% and sales of $1.37 billion grew 19.2% compared to 2023. Full year 2024 gross margin of 47.0% reflected larger field service and aftermarket projects in the second and third quarters of 2024. RSL backlog of $577.1 million as of December 31, 2024 combined with a strong start to the first quarter in aftermarket orders support our anticipated high-single digit to 10% growth for the RSL segment in 2025.

Reiterate our 2025 outlook.
We reiterate our prior 2025 outlook. Our 2025 sales are anticipated to be in the range of $4.65 billion to $4.85 billion, associated anticipated adjusted EBITDA between $1.175 billion and $1.225 billion and associated adjusted diluted EPS of $12.00 to $13.00 on share count of approximately 45.5 million. We anticipate our tax rate will be approximately 22%. Additionally, we reiterate that we anticipate ending 2025 with approximately $3 billion of net debt, based on full year 2025 FCF generation between $550 and $600 million.

Our strong December 31, 2024 backlog, including the Woodside Louisiana LNG phase one order that was received in December 2024 as well as a large $35 million mining order and a strong year-to-date start for space exploration orders, supports our full year 2025 guidance range, offsetting the potential negative foreign exchange impact, that if it holds as it is currently for the full year, would have approximately a 2% negative impact on sales. We anticipate the second half 2025 to sequentially increase when compared to the first half 2025 given the timing of the aforementioned orders. Our first quarter is anticipated to be the lowest quarter of the year, as is typical.

FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding objectives, future orders, revenues, margins, earnings, performance or outlook, liquidity and cash flow, capital expenditures, supply chain challenges, inflationary pressures including material cost and pricing increases, business trends, clean energy market opportunities, and governmental initiatives, including executive orders and changes to trade policy and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this press release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the Company’s ability to continually successfully integrate the Howden acquisition and other recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; slower than anticipated growth and market acceptance of new clean energy product offerings; inability to achieve expected pricing increases or continued supply chain challenges including volatility in raw materials and supply; risks relating to regional conflicts and unrest, including the recent turmoil in the Middle East and the conflict between Russia and Ukraine including potential energy shortages in Europe and elsewhere, the unknown impact of recent or threatened changes to U.S. governmental trade policies, including tariffs on China, certain products, and potentially other countries, as well as the possible impact of any retaliatory tariffs on products from the United States, and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

USE OF NON-GAAP FINANCIAL INFORMATION
This press release contains non-GAAP financial information, including adjusted net income, adjusted operating income and margin, adjusted earnings per diluted share, net income attributable to Chart Industries, Inc. adjusted, free cash flow and EBITDA and adjusted EBITDA. For additional information regarding the Company's use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), please see the reconciliation pages at the end of this news release.

The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. With respect to the Company’s 2025 full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted EBITDA, FCF or adjusted diluted EPS because certain items may have not yet occurred or are out of the Company’s control and/or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company has scheduled a conference call for Friday, February 28, 2025 at 8:30 a.m. ET to discuss its fourth quarter and full year 2024 financial results. Participants wishing to join the live Q&A session must dial-in with the following information:

PARTICIPANT INFORMATION:
Toll-Free – North America: (+1) 800 549 8228
Toll North America and other locations: (+1) 289 819 1520
Conference ID: 69605

A live webcast and replay, as well as presentation slides, will be available on the Company’s investor relations website through the following link: Q4 2024 Webcast Registration. A telephone replay of the conference call can be accessed approximately two hours following the end of the call at 1-888-660-6264 with passcode 69605 through March 28, 2025.

About Chart Industries, Inc.
Chart Industries, Inc. is a global leader in the design, engineering, and manufacturing of process technologies and equipment for gas and liquid molecule handling for the Nexus of Clean™ - clean power, clean water, clean food, and clean industrials, regardless of molecule. The company’s unique product and solution portfolio across stationary and rotating equipment is used in every phase of the liquid gas supply chain, including engineering, service and repair and from installation to preventive maintenance and digital monitoring. Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 capture among other applications. Chart is committed to excellence in environmental, social and corporate governance issues both for its company as well as its customers. With 64 global manufacturing locations and over 50 service centers from the United States to Asia, Australia, India, Europe and South America, the company maintains accountability and transparency to its team members, suppliers, customers and communities. To learn more, visit www.chartindustries.com

For more information, click here:
http://ir.chartindustries.com/

Chart Industries Investor Relations Contact:
John Walsh
Senior Vice President, Investor and Government Relations
1-770-721-8899
john.walsh@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Sales	$1,106.8	$1,015.0	$4,160.3	$3,352.5
Cost of sales	734.5	680.7	2,771.5	2,312.1
Gross profit	372.3	334.3	1,388.8	1,040.4
Selling, general and administrative expenses	134.0	129.9	547.4	486.3
Amortization expense	50.0	48.4	193.9	163.4
Operating expenses	184.0	178.3	741.3	649.7
Operating income	188.3	156.0	647.5	390.7
Acquisition related finance fees	—	—	—	26.1
Interest expense, net	79.8	86.4	328.5	289.1
Other (income) expense, net	(3.7)	11.1	0.5	17.5
Income from continuing operations before income taxes and equity in (loss) earnings of unconsolidated affiliates, net	112.2	58.5	318.5	58.0
Income tax expense, net	27.7	7.2	78.6	3.0
Income from continuing operations before equity in earnings of unconsolidated affiliates, net	84.5	51.3	239.9	55.0
Equity in (loss) earnings of unconsolidated affiliates, net	(1.2)	0.1	(3.6)	2.5
Net income from continuing operations	83.3	51.4	236.3	57.5
(Loss) income from discontinued operations, net of tax	(0.7)	2.0	(3.5)	(0.6)
Net income	82.6	53.4	232.8	56.9
Less: Income attributable to noncontrolling interests of continuing operations, net of taxes	3.0	3.6	14.3	9.6
Net income attributable to Chart Industries, Inc.	$79.6	$49.8	$218.5	$47.3

CHART INDUSTRIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) — (Continued) (Dollars and shares in millions, except per share amounts)

Amounts attributable to Chart common stockholders
Income from continuing operations	$80.3	$47.8	$222.0	$47.9
Less: Mandatory convertible preferred stock dividend requirement	6.8	6.8	27.2	27.3
Income from continuing operations attributable to Chart	73.5	41.0	194.8	20.6
(Loss) income from discontinued operations, net of tax	(0.7)	2.0	(3.5)	(0.6)
Net income attributable to Chart common stockholders	$72.8	$43.0	$191.3	$20.0

Basic earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$1.73	$0.98	$4.62	$0.49
(Loss) income from discontinued operations	(0.02)	0.04	(0.08)	(0.01)
Net income attributable to Chart Industries, Inc.	$1.71	$1.02	$4.54	$0.48
Diluted earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$1.60	$0.88	$4.17	$0.44
(Loss) income from discontinued operations	(0.02)	0.04	(0.07)	(0.01)
Net income attributable to Chart Industries, Inc.	$1.58	$0.92	$4.10	$0.43
Weighted-average number of common shares outstanding:
Basic	42.47	41.99	42.15	41.97
Diluted (1) (2)	46.02	46.74	46.67	46.82
_______________
(1)Includes an additional 3.29 and 4.31 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the fourth quarter and full year 2024, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 1.25 and 2.21 for the fourth quarter and full year 2024, respectively.
(2)Includes an additional 4.56 and 4.87 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the fourth quarter and full year 2023, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 2.49 and 2.53 for the fourth quarter and full year 2023, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
OPERATING ACTIVITIES
Net income	$82.6	$53.4	$232.8	$56.9
Less: (Loss) income from discontinued operations, net of tax	(0.7)	2.0	(3.5)	(0.6)
Income from continuing operations	83.3	51.4	236.3	57.5
Adjustments to reconcile net income to net cash provided by operating activities:
Bridge loan facility fees	—	—	—	26.1
Depreciation and amortization	69.9	67.9	269.9	231.1
Employee share-based compensation expense	4.6	3.4	18.9	12.6
Financing costs amortization	4.9	5.2	19.1	17.2
Deferred income tax benefit	(26.1)	(79.3)	(26.1)	(79.3)
Other non-cash operating activities	(5.5)	(1.1)	(8.2)	3.8
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	30.5	(14.6)	(14.5)	(76.5)
Inventories	30.5	18.2	54.9	20.8
Unbilled contract revenue	(72.0)	(32.6)	(267.7)	(166.0)
Prepaid expenses and other current assets	20.8	(6.4)	4.4	27.6
Accounts payable and other current liabilities	80.5	151.0	190.1	237.2
Customer advances and billings in excess of contract revenue	9.3	(77.3)	(4.0)	(58.2)
Long-term assets and liabilities	50.8	42.9	35.6	(19.1)
Net Cash Provided By Continuing Operating Activities	281.5	128.7	508.7	234.8
Net Cash (Used In) Provided By Discontinued Operating Activities (1)	(0.1)	1.6	(5.7)	(67.6)
Net Cash Provided By Operating Activities	281.4	130.3	503.0	167.2
INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	—	—	—	(4,322.3)
Proceeds from sale of businesses, net of cash divested	—	182.9	—	474.8
Capital expenditures	(20.5)	(20.2)	(120.8)	(135.6)
Investments	—	(2.8)	(13.1)	(11.6)
Other investing activities	0.8	4.9	(4.9)	7.2
Net Cash (Used In) Provided By Continuing Investing Activities	(19.7)	164.8	(138.8)	(3,987.5)
Net Cash Used In Discontinued Investing Activities	—	—	(2.5)	(2.6)
Net Cash (Used In) Provided By Investing Activities	(19.7)	164.8	(141.3)	(3,990.1)

FINANCING ACTIVITIES
Borrowings on credit facilities	1,448.4	560.8	3,735.1	1,895.1
Repayments on credit facilities	(1,380.7)	(666.9)	(3,627.2)	(1,901.2)
Repayment of convertible notes	(258.7)	—	(258.7)	—
Borrowings on term loan	—	0.1	—	1,747.3
Repayments on term loan	(50.0)	(150.1)	(50.0)	(158.3)
Payments for debt issuance costs	(0.1)	(2.7)	(10.2)	(136.2)
Proceeds from issuance of common stock, net	—	—	—	11.7
Dividend distribution to noncontrolling interests	—	—	—	(12.2)
Dividends paid on mandatory convertible preferred stock	(6.8)	(6.8)	(27.2)	(27.3)
Other financing activities	(2.6)	0.1	(5.5)	(6.4)
Net Cash (Used in) Provided By Financing Activities	(250.5)	(265.5)	(243.7)	1,412.5
Effect of exchange rate changes on cash and cash equivalents	(13.2)	6.6	(8.6)	6.2
Net (decrease) increase in cash, cash equivalents, restricted cash, and restricted cash equivalents including cash classified within current assets held for sale	(2.0)	36.2	109.4	(2,404.2)
Less: net decrease in cash classified within current assets held for sale	—	5.0	—	—
Net (decrease) increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	(2.0)	41.2	109.4	(2,404.2)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (2)	312.5	159.9	201.1	2,605.3
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD	$310.5	$201.1	$310.5	$201.1
_______________
(1)Includes the settlement of claims related to the Pacific Fertility Clinic lawsuits in the amount of $73.0 in March 2023.
(2)Includes restricted cash of $1,941.7 as of the beginning of the period ended December 31, 2023.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	December 31,
	2024	2023
ASSETS
Current Assets
Cash and cash equivalents	$308.6	$188.3
Accounts receivable, less allowances of $4.5 and $5.9, respectively	752.3	758.9
Inventories, net	490.5	576.3
Unbilled contract revenue	735.1	481.7
Other current assets	178.9	209.2
Total Current Assets	2,465.4	2,214.4
Property, plant and equipment, net	864.2	837.6
Goodwill	2,899.9	2,906.8
Identifiable intangible assets, net	2,540.6	2,791.9
Other assets	353.8	351.7
TOTAL ASSETS	$9,123.9	$9,102.4

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	1,058.9	811.0
Customer advances and billings in excess of contract revenue	362.2	376.6
Accrued interest	110.4	92.5
Current portion of long-term debt	0.9	258.5
Other current liabilities	257.4	327.6
Total Current Liabilities	1,789.8	1,866.2
Long-term debt	3,640.7	3,576.4
Deferred tax liabilities	544.9	568.2
Other long-term liabilities	153.3	152.6
Total Liabilities	6,128.7	6,163.4

Equity
Preferred stock, par value $0.01 per share, $1,000 aggregate liquidation preference — 10,000,000 shares authorized, 402,500 shares issued and outstanding at December 31, 2024 and 2023, respectively	—	—
Common stock, par value $0.01 per share — 150,000,000 shares authorized, 45,657,062 and 42,754,241 shares issued at December 31, 2024 and 2023, respectively	0.5	0.4
Additional paid-in capital	1,889.3	1,872.5
Treasury stock; 760,782 shares at both December 31, 2024 and 2023	(19.3)	(19.3)
Retained earnings	1,113.4	922.1
Accumulated other comprehensive (loss) income	(155.1)	10.8
Total Chart Industries, Inc. Shareholders' Equity	2,828.8	2,786.5
Noncontrolling interests	166.4	152.5
Total Equity	2,995.2	2,939.0
TOTAL LIABILITIES AND EQUITY	$9,123.9	$9,102.4

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Sales
Cryo Tank Solutions	$150.2	$205.6	$637.9	$640.8
Heat Transfer Systems	288.8	255.2	1,035.3	891.2
Specialty Products	316.9	217.0	1,114.3	819.9
Repair, Service & Leasing	350.7	340.7	1,372.7	1,029.2
Intersegment eliminations	0.2	(3.5)	0.1	(28.6)
Consolidated	$1,106.8	$1,015.0	$4,160.3	$3,352.5
Gross Profit
Cryo Tank Solutions	$36.6	$46.5	$143.5	$132.0
Heat Transfer Systems	91.7	76.7	299.0	246.8
Specialty Products	86.8	62.5	301.1	221.4
Repair, Service & Leasing	157.2	148.6	645.2	440.2
Consolidated	$372.3	$334.3	$1,388.8	$1,040.4
Gross Profit Margin
Cryo Tank Solutions	24.4%	22.6%	22.5%	20.6%
Heat Transfer Systems	31.8%	30.1%	28.9%	27.7%
Specialty Products	27.4%	28.8%	27.0%	27.0%
Repair, Service & Leasing	44.8%	43.6%	47.0%	42.8%
Consolidated	33.6%	32.9%	33.4%	31.0%
Operating Income (Loss)
Cryo Tank Solutions	$21.1	$22.6	$74.6	$54.5
Heat Transfer Systems	75.7	55.3	233.3	175.8
Specialty Products	51.1	35.1	173.1	119.7
Repair, Service & Leasing	85.4	82.3	350.5	203.3
Corporate	(45.0)	(39.3)	(184.0)	(162.6)
Consolidated	$188.3	$156.0	$647.5	$390.7
Operating Margin
Cryo Tank Solutions	14.0%	11.0%	11.7%	8.5%
Heat Transfer Systems	26.2%	21.7%	22.5%	19.7%
Specialty Products	16.1%	16.2%	15.5%	14.6%
Repair, Service & Leasing	24.4%	24.2%	25.5%	19.8%
Consolidated	17.0%	15.4%	15.6%	11.7%

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Orders
Cryo Tank Solutions	$138.5	$157.6	$582.9	$608.8
Heat Transfer Systems	536.1	324.7	1,467.7	1,114.2
Specialty Products	509.3	399.8	1,562.0	1,341.6
Repair, Service & Leasing	369.2	328.4	1,393.3	1,100.8
Intersegment eliminations	—	(1.4)	0.9	(25.2)
Consolidated	$1,553.1	$1,209.1	$5,006.8	$4,140.2

	As of
	December 31, 2024	September 30, 2024	December 31, 2023
Backlog
Cryo Tank Solutions	$290.3	$316.5	$361.9
Heat Transfer Systems	2,097.4	1,878.0	1,716.5
Specialty Products	1,888.1	1,755.3	1,631.1
Repair, Service & Leasing	577.1	593.4	587.9
Intersegment eliminations	(7.8)	(7.9)	(18.6)
Consolidated	$4,845.1	$4,535.3	$4,278.8

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS AND EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC. – CONTINUING OPERATIONS TO ADJUSTED EARNINGS AND ADJUSTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC. - CONTINUING OPERATIONS
(UNAUDITED)
(Dollars in millions, except per share amounts)

	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024	2024
Amounts attributable to Chart common stockholders
Net income attributable to Chart Industries, Inc.	$49.8	$11.3	$58.6	$69.0	$79.6	$218.5
Less: Income (loss) from discontinued operations, net of tax	2.0	(2.2)	(0.2)	(0.4)	(0.7)	(3.5)
Income from continuing operations	47.8	13.5	58.8	69.4	80.3	222.0
Less: Mandatory convertible preferred stock dividend requirement	6.8	6.8	6.8	6.8	6.8	27.2
Income from continuing operations attributable to Chart (U.S. GAAP)	41.0	6.7	52.0	62.6	73.5	194.8
Unrealized loss (gain) on investments in equity securities and loss from strategic equity method investments(1)	2.6	4.3	2.4	(11.0)	3.9	(0.4)
Deal related and integration costs (3)	5.5	14.3	7.4	8.2	4.5	34.4
Step up amortization on inventory, intangibles and fixed assets from Howden acquisition	46.3	46.6	46.9	46.3	42.2	182.0
Restructuring & related costs	2.3	5.1	4.3	1.7	4.6	15.7
Other one-time items (2)	7.8	—	2.0	3.9	5.3	11.2
Tax effects	(11.3)	(14.4)	(11.8)	(9.8)	(11.6)	(47.6)
Adjusted earnings attributable to Chart Industries, Inc. (non-GAAP)	$94.2	$62.6	$103.2	$101.9	$122.4	$390.1

	Q4 2023 Diluted EPS	Q1 2024 Diluted EPS	Q2 2024 Diluted EPS	Q3 2024 Diluted EPS	Q4 2024 Diluted EPS	2024 Diluted EPS
Reported income from continuing operations attributable to Chart (U.S. GAAP)	$0.88	$0.14	$1.10	$1.34	$1.60	$4.17
Unrealized loss (gain) on investments in equity securities and loss from strategic equity method investments (1)	0.06	0.09	0.05	(0.24)	0.08	(0.01)
Deal related and integration costs (3)	0.11	0.31	0.15	0.18	0.10	0.74
Step up amortization on inventory, intangibles and fixed assets from Howden acquisition	0.99	1.00	1.00	0.99	0.92	3.90
Restructuring & related costs	0.05	0.11	0.09	0.04	0.10	0.34
Other one-time items (2)	0.16	—	0.04	0.08	0.11	0.24
Tax effects	(0.24)	(0.31)	(0.25)	(0.21)	(0.25)	(1.02)
Adjusted earnings attributable to Chart Industries, Inc. (non-GAAP)	$2.01	$1.34	$2.18	$2.18	$2.66	$8.36
Share count	46.74	46.73	47.25	46.67	46.02	46.67
_______________
(1)Includes the mark-to-market of our inorganic investments in Avina, McPhy, Stabilis and certain of our minority investments as well as losses from strategic equity method investments.
(2)Other one-time items includes costs associated with the termination of a pension plan and other plan expenses, asset impairments, pre-Howden acquisition related tax assessments and legal costs associated with a non-recurring item
(3)Deal related and integration costs primarily includes costs associated with integrating Howden and impacts from the 2023 divestitures. Q4 2023 includes an adjustment to non-recurring costs to exclude the impacts of the American Fan, Cofimco and Cryo Diffusion divestitures.

_______________
Adjusted earnings per common share attributable to Chart Industries, Inc. is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per common share attributable to Chart Industries, Inc. facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies. Prior to the second quarter of 2024, the impacts of the mandatory convertible preferred stock dividend were excluded from adjusted earnings per common share attributable to Chart Industries, Inc. (non-GAAP). The impacts are now included in adjusted earnings per common share attributable to Chart Industries, Inc. (non-GAAP) and historical periods have been restated to reflect the change in treatment.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW FROM CONTINUING OPERATIONS AND RECONCILIATION OF NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES FROM DISCONTINUED OPERATIONS TO FREE CASH FLOW FROM DISCONTINUED OPERATIONS (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net cash provided by operating activities from continuing operations	$281.5	$128.7	$508.7	$234.8
Capital expenditures	(20.5)	(20.2)	(120.8)	(135.6)
Free cash flow (non-GAAP)	261.0	108.5	387.9	99.2

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net cash (used in) provided by operating activities from discontinued operations	$(0.1)	$1.6	$(5.7)	$(67.6)
Capital expenditures	—	—	—	(2.6)
Free cash flow (non-GAAP)	(0.1)	1.6	(5.7)	(70.2)
_______________
Free cash flow is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net cash (used in) provided by operating activities in accordance with U.S. GAAP. Management believes that free cash flow facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31, 2024
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$150.2	$288.8	$316.9	$350.7	$0.2	$—	$1,106.8
Operating income (loss) as reported (U.S. GAAP)	$21.1	$75.7	$51.1	$85.4	$—	$(45.0)	188.3
Operating margin	14.0%	26.2%	16.1%	24.4%	—%		17.0%
Restructuring & related costs	$—	$—	$0.1	$4.1	$—	$0.4	$4.6
Deal related & integration costs (1)	—	—	—	—	—	4.5	4.5
Step-up amortization on intangibles and fixed assets from Howden acquisition	1.0	2.6	3.7	34.9	—	—	42.2
Other (2)	0.5	0.1	0.2	1.1	—	1.9	3.8
Adjusted operating income (loss) (non-GAAP)	$22.6	$78.4	$55.1	$125.5	$—	$(38.2)	$243.4
Adjusted operating margin (non-GAAP)	15.0%	27.1%	17.4%	35.8%			22.0%
______________
(1)Deal related & integration costs primarily includes costs associated with integrating Howden and impacts from the 2023 divestitures
(2)Other includes asset impairments, pre-Howden acquisition related tax assessments and other employee plan expenses.

	Three Months Ended December 31, 2023
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$205.6	$255.2	$217.0	$340.7	$(3.5)	$—	$1,015.0
Operating income (loss) as reported (U.S. GAAP)	$22.6	$55.3	$35.1	$82.3	$—	$(39.3)	$156.0
Operating margin	11.0%	21.7%	16.2%	24.2%			15.4%
Restructuring & related costs	$0.4	$0.2	$0.8	$1.6	$—	$(0.7)	$2.3
Deal related & integration costs (1)	—	—	—	0.3	—	8.1	8.4
Step-up amortization on inventory, intangibles and fixed assets from Howden acquisition	2.0	1.1	5.0	38.0	—	—	46.1
Other	—	—	0.6	—	—	—	0.6
Adjusted operating income (loss) (non-GAAP)	$25.0	$56.6	$41.5	$122.2	$—	$(31.9)	$213.4
Adjusted operating margin (non-GAAP)	12.2%	22.2%	19.1%	35.9%			21.0%
_____________
(1)Deal related & integration costs primarily includes costs associated with integrating Howden and impacts from the 2023 divestitures.

	Q1 2024	Q2 2024	Q3 2024	Q4 2024	2024
Sales	$950.7	$1,040.3	$1,062.5	$1,106.8	$4,160.3
Operating income as reported	112.9	167.8	178.5	188.3	647.5
Operating income margin	11.9%	16.1%	16.8%	17.0%	15.6%
Restructuring & related costs, deal related & integration costs, Step-up amortization from Howden acquisition and other one-time costs	58.4	57.9	57.4	55.1	228.8
Adjusted operating income (non-GAAP)	$171.3	$225.7	$235.9	$243.4	$876.3
Adjusted operating income margin (non-GAAP)	18.0%	21.7%	22.2%	22.0%	21.1%
_____________
Adjusted operating income (loss) is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to operating income (loss) in accordance with U.S. GAAP. Management believes that adjusted operating income (loss) facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING SEGMENT ORDERS TO PRO FORMA ORDERS, SALES TO PRO FORMA SALES AND GROSS PROFIT TO PRO FORMA GROSS PROFIT (UNAUDITED)
(Dollars in millions)

	Three months ended December 31, 2023
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Orders	$157.6	$324.7	$399.8	$328.4	$(1.4)	$—	$1,209.1
Less: Orders from businesses divested in the fourth quarter 2023	(0.4)	(2.3)	(0.9)	(5.2)	—	—	(8.8)
Pro forma orders (non-GAAP)	$157.2	$322.4	$398.9	$323.2	$(1.4)	$—	$1,200.3

Sales	$205.6	$255.2	$217.0	$340.7	$(3.5)	$—	$1,015.0
Less: Sales from businesses divested in the fourth quarter 2023	(1.4)	(2.4)	(2.4)	(3.7)		—	(9.9)
Pro forma sales (non-GAAP)	$204.2	$252.8	$214.6	$337.0	$(3.5)	$—	$1,005.1

Gross Profit	$46.5	$76.7	$62.5	$148.6	$—	$—	$334.3
Gross Profit Margin	22.6%	30.1%	28.8%	43.6%	—%		32.9%
Less: Gross profit from businesses divested in the fourth quarter 2023	(0.9)	(0.8)	(1.1)	(3.1)		—	(5.9)
Pro forma gross profit (non-GAAP)	$45.6	$75.9	$61.4	$145.5	$—	$—	$328.4
Pro forma gross profit margin (non-GAAP)	22.3%	30.0%	28.6%	43.2%	—%		32.7%

	Twelve months ended December 31, 2023
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Orders	$608.8	$1,114.2	$1,341.6	$1,100.8	$(25.2)	$—	$4,140.2
Howden standalone orders, net of Roots, American Fan, Cofimco and Cryo Diffusion divestiture impacts	20.2	12.9	89.4	159.9	(0.2)	—	282.2
Pro forma orders (non-GAAP)	$629.0	$1,127.1	$1,431.0	$1,260.7	$(25.4)	$—	$4,422.4

Sales	$640.8	$891.2	$819.9	$1,029.2	$(28.6)	$—	$3,352.5
Howden standalone sales, net of Roots, American Fan, Cofimco and Cryo Diffusion divestiture impacts	7.0	7.8	73.7	122.4	(4.7)	—	206.2
Pro forma sales (non-GAAP)	$647.8	$899.0	$893.6	$1,151.6	$(33.3)	$—	$3,558.7

Gross Profit	$132.0	$246.8	$221.4	$440.2	$—	$—	$1,040.4
Gross Profit Margin	20.6%	27.7%	27.0%	42.8%	—%		31.0%
Howden standalone gross profit, net of Roots, American Fan, Cofimco and Cryo Diffusion divestiture impacts	4.4	3.7	28.4	23.3	(0.1)	—	59.7
Pro forma gross profit (non-GAAP)	$136.4	$250.5	$249.8	$463.5	$(0.1)	$—	$1,100.1
Pro forma gross profit margin (non-GAAP)	21.1%	27.9%	28.0%	40.2%	0.3%		30.9%

_______________
Businesses divested in the fourth quarter of 2023 include American Fan, Cofimco and Cryo Diffusion. Pro forma orders, pro forma sales, pro forma gross profit and pro forma gross profit margin are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to orders, sales, gross profit and gross profit margin in accordance with U.S. GAAP. Management believes that pro forma orders, pro forma sales, pro forma gross profit and pro forma gross profit margin facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME FROM CONTINUING OPERATIONS TO EBITDA AND ADJUSTED EBITDA (UNAUDITED)
(Dollars in millions)

	Three Months Ended		Year Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net income from continuing operations	$83.3	$51.4	$236.3	$57.5
Income tax expense, net	27.7	7.2	78.6	3.0
Interest expense, net	79.8	86.4	328.5	289.1
Acquisition related finance fees	—	—	—	26.1
Loss on extinguishment of debt	—	7.8	0.7	7.8
Depreciation and amortization	69.9	67.9	269.9	231.1
EBITDA (non-GAAP)	260.7	220.7	914.0	614.6
Non-recurring costs:
Deal related & integration costs (1)	4.5	5.5	34.4	44.9
Restructuring & related costs	4.6	2.3	15.7	13.5
Amortization of step-up value of inventory from Howden acquisition	—	6.4	21.0	24.6
Other one-time items (2)	5.3	—	10.2	4.5
Employee share-based compensation expense	4.6	3.4	18.9	12.6
Unrealized loss (gain) on investments in equity securities and loss from strategic equity method investments (3)	3.9	2.6	(0.4)	14.3
Howden FX Hedge	—	—	—	2.8
Adjusted EBITDA (non-GAAP)	$283.6	$240.9	$1,013.8	$731.8
_______________
(1)Deal related & integration costs primarily includes costs associated with integrating Howden and impacts from the 2023 divestitures.
(2)Other one-time items includes costs associated with the termination of a pension plan and other plan expenses, asset impairments, pre-Howden acquisition related tax assessments and legal costs associated with a non-recurring item
(3)Includes the mark-to-market of our inorganic investments in Avina, McPhy, Stabilis and certain of our minority investments as well as losses from strategic equity method investments.
_______________
The reconciliation from net income from continuing operations to EBITDA (non-GAAP) includes acquisition related finance fees and loss on extinguishment of debt. EBITDA and adjusted EBITDA are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to net income from continuing operations in accordance with U.S. GAAP. Management believes that EBITDA and adjusted EBITDA facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF ORDERS TO PRO FORMA ORDERS, SALES TO PRO FORMA SALES, GROSS PROFIT TO PRO FORMA GROSS PROFIT, ADJUSTED EBITDA TO PRO FORMA ADJUSTED EBITDA, AND OPERATING INCOME TO PRO FORMA ADJUSTED OPERATING INCOME (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31, 2023	Twelve Months Ended December 31, 2023
Orders	$1,209.1	$4,140.2
Howden standalone orders, net of Roots, American Fan, Cofimco and Cryo Diffusion divestiture impacts	(8.8)	282.2
Pro forma orders (non-GAAP) (3)	$1,200.3	$4,422.4

Sales	$1,015.0	$3,352.5
Howden standalone sales, net of Roots, American Fan, Cofimco and Cryo Diffusion divestiture impacts	(9.9)	206.2
Pro forma sales (non-GAAP) (3)	$1,005.1	$3,558.7

Gross profit	$334.3	$1,040.4
Howden standalone gross profit, net of Roots, American Fan, Cofimco and Cryo Diffusion divestiture impacts	(5.9)	59.7
Pro forma gross profit (non-GAAP) (3)	$328.4	$1,100.1
Pro forma gross profit margin (non-GAAP)	32.7%	30.9%

	Three Months Ended December 31, 2023	Twelve Months Ended December 31, 2023
EBITDA (non-GAAP)	$220.7	$614.6
Howden standalone EBITDA, net of Roots, American Fan, Cofimco and Cryo Diffusion divestiture impacts	(2.2)	17.4
Pro forma EBITDA (non-GAAP) (3)	$218.5	$632.0
Non-recurring costs:
Deal related & integration costs (1)	$5.5	$44.9
Restructuring & related costs	2.3	13.5
Amortization of step-up value of inventory	6.4	24.6
Other one-time items	—	4.5
Employee share-based compensation expense	3.4	12.6
Unrealized loss on investments in equity securities and loss from strategic equity method investments (2)	2.6	14.3
Howden FX Hedge	—	2.8
Pro forma adjusted EBITDA (non-GAAP)	$238.7	$749.2
Pro forma adjusted EBITDA margin (non-GAAP)	23.7%	21.1%

Operating income	$156.0	$390.7
Howden standalone Operating Income, net of Roots, American Fan, Cofimco and Cryo Diffusion divestiture impacts	(1.6)	8.9
Pro forma operating income (non-GAAP) (3)	$154.4	$399.6
Pro forma operating income margin (non-GAAP)	15.4%	11.2%
Restructuring related, deal-related, integration and other one time costs	$57.4	$209.4
Pro forma adjusted operating income (non-GAAP)	$211.8	$609.0
Pro forma adjusted operating income margin (non-GAAP)	21.1%	17.1%

_______________
(1)Deal related & integration costs primarily includes costs associated with integrating Howden and impacts from the 2023 divestitures.
(2)Includes the mark-to-market of our inorganic investments in Avina, McPhy, Stabilis and certain of our minority investments as well as losses from strategic equity method investments.
(3)For the three months ended December 31, 2023, the acquisition and divestiture impacts to the GAAP amounts represent the impacts of the businesses divested in the fourth quarter of 2023 (American Fan, Cofimco and Cryo Diffusion). For the twelve months ended December 31, 2023, the acquisition and divestiture impacts to the GAAP amounts represent the Howden standalone impacts prior to March 17, 2023, net of Roots which was divested in the third quarter of 2023 and the impacts of the businesses divested in the fourth quarter of 2023 (American Fan, Cofimco and Cryo Diffusion).
_____________
Businesses divested in the fourth quarter of 2023 include American Fan, Cofimco and Cryo Diffusion. Pro forma orders, pro forma sales, pro forma gross profit, adjusted EBITDA, pro forma adjusted EBITDA, pro forma operating income and pro forma adjusted operating income are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to sales and net income from continuing operations in accordance with U.S. GAAP. Management believes that pro forma orders, pro forma sales, pro forma gross profit, adjusted EBITDA, pro forma adjusted EBITDA, pro forma operating income and pro forma adjusted operating income facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.